Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

October 6, 2021

Blockchain Moon Acquisition Corp.

4651 Salisbury Road, Suite 400

Jacksonville FL, 32256

Re:          Blockchain Moon Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Blockchain Moon Acquisition Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of (i) 10,000,000 units (the “Units”), each Unit consisting of one share (“Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), one right ( “Rights”) to receive one-tenth (1/10) of one share of Common Stock and one warrant (“Warrants”) to purchase one-half (1/2) of one share of Common Stock, (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, and, (iii) an option (the “Unit Purchase Option”) to purchase up to 550,000 Units (the “Purchase Option Units”) granted to Chardan Capital Markets, LLC, the representative of the underwriters (the “Representative”), (iv) all Common Stock and Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units; and (v) all Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Rights have been duly authorized by the Company and, provided that the Rights have been duly executed and delivered by the Company and duly delivered to the purchasers, then the Rights, when issued and delivered in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iv) the Shares underlying the Rights have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein will be validly issued, fully paid and non-assessable, (v) the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and delivered in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (vi) the Shares underlying the Warrants have been duly authorized and, when paid for, issued and delivered by the Company in accordance with the terms therein will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP